                                           INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Oppenheimer Multi-Sector Income Trust:

We consent to the use in this Registration Statement of Oppenheimer Multi-Sector Income Trust of our report dated
November 21, 2001 included in the Statement of Additional Information, which is a part of such Registration
Statement.

KPMG LLP

Denver, Colorado
February 27, 2002

680-AudCon01.doc